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                                                                       EXHIBIT 8



               [LETTERHEAD OF TROUTMAN SANDERS LLP APPEARS HERE]



                                November 5, 1999


Century South Banks, Inc.
60 Main Street West
Dahlonega, Georgia 30533

Haywood Bancshares, Inc.
370 North Main Street
Waynesville, North Carolina 28786

     Re: Federal Income Tax Consequences of Merger of Haywood Bancshares, Inc. with and into HBI Acquisition Corp., a Wholly-Owned Subsidiary of Century South Banks, Inc.

Ladies and Gentlemen:

     We have acted as counsel to Century South Banks, Inc. ("CSBI"), in connection with the proposed merger of Haywood Bancshares, Inc. ("Haywood"), with and into HBI Acquisition Corp., a wholly-owned subsidiary of CSBI ("HAC"). The Merger will be effected pursuant to the Agreement and Plan of Merger by and between CSBI, HAC, and Haywood, dated as of August 5, 1999 and as amended on October 15, 1999 (the "Merger Agreement"). You have requested our opinion, in our capacity as counsel to CSBI, regarding certain federal income tax consequences of the Merger.

     We understand that our opinion will be referred to in the Proxy Statement/Prospectus that forms part of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "Proxy Statement/Prospectus").

                             INFORMATION RELIED ON
                             ---------------------

     In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations promulgated thereunder, (ii) the legislative history of applicable sections of the Code, and
(iii) appropriate Internal Revenue Service (the "IRS") and judicial authorities. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement or the Proxy
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Century South Banks, Inc.
Haywood Bancshares, Inc.
November 5, 1999
Page 2


Statement/Prospectus and, unless otherwise specified, all section references herein are to the Code.

     In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

     (1)  the Merger Agreement;

     (2) the Registration Statement and Proxy Statement/Prospectus filed with the Securities and Exchange Commission in connection with the Merger;

     (3) certificates and representations of officers of CSBI, HAC, and Haywood; and

     (4) such additional documents as we have considered relevant.

     In our examination of such documents, we have assumed, without making any independent investigation and with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required and that all statements set forth in such documents are accurate. We have further assumed that any representations or statements made "to the best knowledge of" or similarly qualified, are true and correct without such qualification. We have not and will not attempt to verify the accuracy of the assumptions or the representations.

     Our opinion represents our best legal judgment as to the likely outcome of the issues discussed if presented in a court of law. Our opinion is not binding on the IRS or a court. Thus, no assurance can be given that the IRS or a court would agree with our opinion.

     Based solely on the information submitted and the representations and assumptions received, we are of the opinion that:

     (1) The Merger will constitute a reorganization within the meaning of
Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code. CSBI, HAC and Haywood will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

     (2) A Haywood shareholder who receives only CSBI Common Stock in exchange for his Haywood Common Stock in the Merger will not recognize gain or loss with respect to the exchange, except with respect to any fractional share of CSBI Common Stock for which cash is received;
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Century South Banks, Inc.
Haywood Bancshares, Inc.
November 5, 1999
Page 3


     (3) A Haywood shareholder who receives only cash in exchange for his Haywood Common Stock in the Merger will recognize gain or loss equal to the difference between the amount of cash received and the shareholder's tax basis in his Haywood Common Stock;

     (4) A Haywood shareholder who receives a combination of CSBI Common Stock and cash in exchange for his Haywood Common Stock in the Merger will recognize gain equal to the lesser of (i) the fair market value of the CSBI Common Stock plus the amount of cash received, less his basis in the Haywood Common Stock surrendered; or (ii) the amount of cash received. A Haywood shareholder will not recognize a loss with respect to Haywood Common Stock for which a combination of CSBI Common Stock and cash is received in the Merger;

     (5) The tax basis of the CSBI Common Stock received in the Merger by a Haywood shareholder (including any fractional share interest) will be the same as the tax basis of the Haywood Common Stock exchanged for such CSBI Common Stock, decreased by the amount of cash received in the exchange for such Haywood Common Stock and increased by the amount of gain recognized by the Haywood shareholder upon such exchange;

     (6) The holding period of the CSBI Common Stock received by a Haywood shareholder in the Merger will include the period during which the Haywood shareholder held the Haywood Common Stock provided that the Haywood Common Stock is held as a capital asset on the date of the Merger.

     The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect, and upon matters of fact existing as of the date hereof and on the date of the Merger. We undertake no obligation to advise you of any such change that may occur in the future. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the customary and appropriate certificates containing representations received from the parties which confirm certain material facts that we have assumed. Our opinions cannot be relied upon if any of the facts contained in such documents, or if such additional information, is or later becomes, inaccurate, or if any of the material facts we have assumed are or later become, inaccurate. Our opinions do not address the tax consequences to Haywood shareholders who hold their Haywood Common Stock other than as a capital asset, foreign shareholders, tax exempt organizations and persons who acquired their Haywood Common Stock as compensation. Finally, our opinions are limited to the federal income tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger, whether federal, state, local or foreign including, but not limited to,
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Century South Banks, Inc.
Haywood Bancshares, Inc.
November 5, 1999
Page 4


tax consequences of a required change in accounting method, if any, the termination of a bad debt reserve, if any, or the termination of the consolidated group of Haywood.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the related Proxy Statement/Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

     This opinion is being provided solely for the use of CSBI, Haywood and the shareholders of Haywood. No other person or party shall be entitled to rely on this opinion.

                                 Sincerely,

                                 /s/ TROUTMAN SANDERS LLP

                                 TROUTMAN SANDERS LLP